Exhibit 99.1

NEWS BULLETIN
M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE

WEDNESDAY, OCTOBER 12, 2011

Contact:	Robert N. Martin
Investor Relations
(720) 977-3431
bob.martin@mdch.com

M.D.C. HOLDINGS ANNOUNCES NOTICE OF REDEMPTION OF

ALL OUTSTANDING 5.50% SENIOR NOTES DUE 2013

DENVER, Wednesday, October 12, 2011 - M.D.C. Holdings, Inc. (NYSE: MDC) today announced that it will redeem all of its outstanding 5.50% Senior Notes due 2013 (the “Notes”), which total $176,696,000, on November 14, 2011. The Notes will be redeemed at a redemption price that will include a premium based on the present values of the remaining scheduled payments on the Notes as described in the indenture, together with accrued and unpaid interest on the Notes to the redemption date of November 14, 2011.

About M.D.C. Holdings, Inc.

Since 1972, MDC’s subsidiary companies have built and financed the American dream for more than 165,000 families. MDC’s commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Francisco Bay Area, Washington D.C., Baltimore, Philadelphia, Jacksonville and Seattle. The Company’s subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit www.mdcholdings.com.

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